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[PENN SECURITY BANK & TRUST LOGO]

150 North Washington Avenue, Scranton, Pennsylvania  18503

PRESS RELEASE
FOR IMMEDIATE RELEASE:

PENSECO FINANCIAL SERVICES CORPORATION ANNOUNCES AGREEMENT TO
ACQUIRE OLD FORGE BANK

DECEMBER 5, 2008

CONTACT INFORMATION:  PATRICK SCANLON, SENIOR VICE PRESIDENT
                                       FINANCE DIVISION HEAD
                                       570.346.7741 X2316
                                       p.scanlon@pennsecurity.com

SCRANTON, PENNSYLVANIA - Penseco Financial Services Corporation (OTC BULLETIN
BOARD: PFNS), Scranton, Pennsylvania announced today that it has signed a definitive merger agreement with Old Forge Bank (PINK: OLDF), Old Forge, Pennsylvania, under which Old Forge Bank will merge into Penn Security Bank and Trust Company, the wholly owned banking subsidiary of Penseco Financial Services Corporation. The transaction is valued at approximately $58.0 million, or $103.76 per share. The transaction will increase Penseco Financial Services Corporation's assets from $640 million at September 30, 2008 to approximately $860 million and increase its number of banking offices from 9 to 12 full-service banking locations located throughout four counties in Northeastern Pennsylvania.

Under terms of the merger agreement, Old Forge Bank shareholders will be entitled to elect to receive cash and/or shares of Penseco Financial Services Corporation's common stock in exchange for their shares of Old Forge Bank, subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that, in the aggregate, no more than 30% of the merger consideration is in cash.

The merger is subject to certain conditions, including the approval of the shareholders of Old Forge Bank and receipt of regulatory approvals. The transaction is expected to be completed in the second quarter of 2009.

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Michelene Pagnotti Kennedy, Chairman of the Board of Old Forge Bank, commented,
"We are delighted to be joining an organization that, like Old Forge Bank, enjoys an excellent reputation and long history of serving their customers, our local communities, and their shareholders. That history has served both banks well over the last 100 years."

Craig Best, President & Chief Executive Officer of Penseco Financial Services Corporation added, "We are thrilled to be joining with such a reputable financial institution as the Old Forge Bank. The employees, management and board of directors of Old Forge have done a great job in building one of the strongest banks in Northeastern Pennsylvania and we are excited to have the opportunity to partner with them."

Mr. Best will serve as CEO of the combined institution. Three of the Old Forge Bank Board members will be joining the Penseco Board.

Penn Security Bank & Trust Company, established in 1902, is a subsidiary of Penseco Financial Services Corporation, a $640 million bank holding company headquartered in Scranton, Pennsylvania. The bank maintains 9 full-service banking offices throughout Lackawanna, Wayne and Monroe Counties.

Old Forge Bank, established in 1909, with assets of $220 million, is headquartered in Old Forge, Pennsylvania. The bank maintains 3 full-service banking locations in Old Forge and Peckville in Lackawanna County and a third office in Duryea, Luzerne County.

FORWARD LOOKING STATEMENT:
This news release contains certain forward-looking statements about the proposed acquisition of Old Forge Bank by Penseco Financial Services Corporation. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Penseco Financial Services Corporation and Old Forge Bank, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Penseco Financial Services Corporation and Old Forge Bank are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Penseco Financial Services Corporation files with the United States Securities and Exchange Commission, or "SEC."

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Additional Information About the Merger:

Penseco Financial Services Corporation will be filing a registration statement, which will include a proxy statement/prospectus of Penseco Financial Services Corporation and Old Forge Bank, and other relevant documents concerning the merger with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT /PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, http://www.sec.gov/. In addition, documents filed with the SEC by Penseco Financial Services Corporation will be available free of charge by written request to Mr. Patrick Scanlon, Penn Security Bank & Trust Company, 150 North Washington Avenue, Scranton, Pennsylvania, 18503 or oral request to Mr. Scanlon at 570.346.7741, extension 2316.